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                                                                    EXHIBIT 23.2



                         Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 2004, with respect to the financial statements of Navajo Pipeline Co., L.P. (Predecessor), our report dated March 12, 2004, with respect to the balance sheet of Holly Energy Partners, L.P., and our report dated March 12, 2004, with respect to the balance sheet of HEP Logistics Holdings, L.P., included in the Registration Statement (Amendment No. 1 to Form S-1 (Commission File No. 333-113588)) and related Prospectus of Holly Energy Partners, L.P. for the registration of 6,000,000 common units representing limited partner interests.



Dallas, Texas
April 23, 2004                                             ERNST & YOUNG, LLP

                                                           /s/ Ernst & Young LLP